As Filed With the Securities and Exchange Commission on May 23, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington. D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MICRO GENERAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-2621545 (I.R.S. Employer Identification No.)

2510 N. Red Hill Avenue, Suite 230, Santa Ana, California 92705
(Address of Principal Executive Offices)

1999 STOCK INCENTIVE PLAN
(Full title of the plan)

John R. Snedegar
President and Chief Executive Officer
Micro General Corporation
2510 N. Red Hill Avenue, Suite 230
Santa Ana, California 92705
(Name and address of agent for service)

(949) 622-4444
(Telephone number, including area code, of agent for service)

Copy to:
C. Craig Carlson, Esq.
Stradling Yocca Carlson & Rauth, a Professional Corporation
660 Newport Center Drive, Suite 1600, Newport Beach, California 92660

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering Price Per	Aggregate Offering	Amount Of
To Be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee

Common Stock, $.05	555,395	$12.08	$6,709,172	$617.24

par value	shares

Common Stock, $.05	644,605	$21.62	$13,936,360	$1,282.15

par value	shares

(1)	Represents additional shares authorized for issuance under the 1999 Stock Incentive Plan. An aggregate of 2,000,000 shares of Common Stock were available for issuance under the 1999 Stock Incentive Plan (plus an amount of shares pursuant to the anti-dilution adjustment provisions of the 1999 Stock Incentive Plan as a result of Micro General's 10% stock dividend effected in May 2001) and were registered on a Registration Statement on Form S-8 filed on February 1, 2000 and amended on February 3, 2000 (Registration No. 333-95913). An additional 1,200,000 shares of Common Stock available for issuance under the 1999 Stock Incentive Plan is registered under this Registration Statement. Also registered hereunder are an indeterminate number of shares which may become issuable pursuant to anti-dilution adjustments under the provisions of the 1999 Stock Incentive Plan for future issuances of securities of Micro General.

(2)	In accordance with Rule 457(h), the aggregate offering price of the 644,605 shares of Common Stock registered hereby is estimated, solely for purposes of calculating the registration fee, on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low prices reported on the Nasdaq National Market for the Common Stock on May 20, 2002, which was $21.62 per share. The calculation of the registration fee for the 555,395 shares of Common Stock issuable upon the exercise of options already granted under stock option agreements is based on the weighted average exercise price at the date of grant which is $12.08.

PART II
Item 3. Incorporation of Documents by Reference.
Item 8. Exhibits.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 23.2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         This registration statement relates to the Micro General Corporation 1999 Stock Incentive Plan (the “Plan”). Initially, an aggregate of 2,000,000 shares of Common Stock were available for grant under the Plan (plus an amount of shares pursuant to the antidilution provisions of the Plan as described below), and were registered on this form on February 1, 2000 (Reg. No. 333-95913). On March 7, 2001, the Company’s Board of Directors approved an increase of 1,000,000 shares of Common Stock issuable under the Plan. The Plan increased by 200,000 shares due to adjustment for a 10% dividend paid by Micro effected in May 2001. This registration statement covers the current increase of 1,200,000 shares of Common Stock issuable under the Plan.

Item 3.   Incorporation of Documents by Reference.

         The contents of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-95913) are incorporated herein by reference.

Item 8.   Exhibits.

5.1	Opinion of Stradling Yocca Carlson & Rauth.

23.1	Consent of Stradling Yocca Carlson & Rauth (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, Independent Auditors.

24.1	Power of Attorney (included on the signature page to the Registration Statement).

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on the 23rd day of May, 2002.

MICRO GENERAL CORPORATION

By:	/s/ John R. Snedegar

John R. Snedegar President and Chief Executive Officer

POWER OF ATTORNEY

         We, the undersigned directors and officers of Micro General Corporation do hereby constitute and appoint John R. Snedegar and Dale W. Christensen, or either of them, our true and lawful attorneys-in-fact and agents, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and each of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable Micro General Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we hereby do ratify and confirm all that the such attorneys-in-fact and agents, or either of them, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John R. Snedegar John R. Snedegar	President, Chief Executive Officer and Director	May 23, 2002

/s/ Dale W. Christensen Dale W. Christensen	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 23, 2002

/s/ William P. Foley, II William P. Foley, II	Director	May 23, 2002

Signature	Title	Date

/s/ Patrick F. Stone Patrick F. Stone	Director	May 23, 2002

/s/ Dwayne Walker Dwayne Walker	Director	May 23, 2002

/s/ John M. McGraw John M. McGraw	Director	May 23, 2002

/s/ Richard H. Pickup Richard H. Pickup	Director	May 23, 2002

/s/ Carl A. Strunk Carl A. Strunk	Director	May 23, 2002

EXHIBIT INDEX

Exhibit		Sequential
Number	Description	Page Number

5.1	Opinion of Stradling Yocca Carlson & Rauth.	7

23.1	Consent of Stradling Yocca Carlson & Rauth (Included in Exhibit 5.1)	7

23.2	Consent of KPMG LLP, Independent Auditors.	8

24.1	Power of Attorney (included on the signature page to the Registration Statement)	4